EXHIBIT 21.1
List of Subsidiaries and Associated Companies of
Cardtrend International Inc.
Name Of Companies	Country of	Effective
		Percentage
Subsidiaries of Cardtrend International Inc.	Incorporation	Holding
Asia Payment Systems (HK) Ltd	Hong Kong, SAR, China	100%
Asia Payment Systems (China) Co. Ltd.	Shanghai, China	100%
Asia Payment Systems Pte. Ltd.	Singapore	100%
Welway Developments Ltd.	Hong Kong, SAR, China	100%
Cardtrend Systems Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Interpay International Group Ltd.	British Virgin Islands	100%
Subsidiaries & Associated Companies of Interpay International Group Ltd.
Interpay International Franchising Ltd.	British Virgin Islands	100%
Intterpay International Associates Ltd.	British Virgin Islands	100%
Interpay International Resources Ltd.	British Virgin Islands	100%
Associated Companies of Interpay International Resources Ltd.
Synergy Cards Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
iSynergy Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
Interpay Asia Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Interpay International M-Commerce Pte. Ltd.	Singapore	100%
Interpay International Airtime Pte. Ltd.	Singapore	100%
Subsidiary of Interpay International Airtime Pte. Ltd
Etop Services (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia	60%
Payment Business Solutions Sdn. Bhd.	Kuala Lumpur, Malaysia	100%